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                                                                     Exhibit 10d

                             SPS TECHNOLOGIES, INC.
                           MANAGEMENT INCENTIVE PLAN
                 Amended and Restated Effective April 26, 1994

     l. Purpose. The purpose of the SPS Technologies, Inc. Management Incentive Plan is to further the growth of SPS Technologies, Inc. by offering incentives to key management employees of the Company and its subsidiaries who are largely responsible for the Company's growth. This incentive is to be accomplished by providing for awards determined from corporate or division earnings over annual cycles.

     2.   Definitions.   Unless the context otherwise requires, the following
words as used herein shall have the following meanings:

     (a) "Plan" shall mean the SPS Technologies, Inc. Management Incentive Plan, as amended from time to time.

     (b) "Company" shall mean SPS Technologies, Inc., a Pennsylvania corporation.

     (c) "Subsidiary" shall mean any corporation more than 50% of the issued and outstanding voting stock of which is owned, directly or indirectly, by the Company.

     (d) "Division" shall mean that portion of the operations of the Company and its Subsidiaries as is designated as a Division for internal purposes.

     (e) "Business Unit" shall mean a discrete enterprise within a Division (for example, a sales office/warehouse operating in a different country, or a product line manufacturing cell within a plant).

     (f) "Award Period" shall mean l978 and each subsequent calendar year starting with l979.

     (g) "Retirement" shall mean termination of employment upon such terms and conditions as shall entitle the Participant to the commencement of an immediate pension under the Retirement Income Plan maintained by the Company, or any successor plan thereto.

     (h) "Disability" shall mean mental or physical incapacity as shall prevent the Participant from performing those duties which such Participant had been performing for the Company prior to such incapacity.

     (i) "Consolidated Operating Profit" shall mean the consolidated pre-tax, pre-interest earnings of the Company for the Award Period.

     (j) "Division or Business Unit Operating Profit" shall mean pre-tax, pre-interest earnings of a Division or Business Unit for the Award Period calculated on the customary basis of internal accounting but excluding any foreign exchange adjustments.

     (k) "Corporate Participant" shall mean an employee who has primarily Company-wide responsibilities and who is designated as a Participant by the Committee.

     (l) "Division Participant" shall mean an employee who has primarily only Division-wide responsibility and who is designated as a Participant by the Committee.

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     (m)  "Participant" shall mean any Corporate or Division Participant.

     (n) "Fund" shall mean the fund established under the Plan pursuant to the terms of Section 5 hereof.

     (o) "Committee" shall mean the Executive Compensation and Stock Option Committee of the Board of Directors.

     (p) "Annual Base Salary" shall mean: (i) with respect to a Participant who is such as of the first day of an Award Period, the Annual Base Salary rate of such Participant in effect as of such first day; and (ii) with respect to a Participant who becomes such after the first day of an Award Period, the Annual Base Salary rate of such Participant in effect as of the day on which he becomes a Participant.

     (q) "Board of Directors" shall mean the Board of Directors of the Company.

     (r) "Corporate Cash Flow" shall mean consolidated net cash provided or used by operating activities of the Company less consolidated additions to property, plant and equipment for the Company for the Award Period.

     (s) "Division Cash Flow" shall mean the net cash provided or used by operating activities of the Division for the Award Period, calculated on the customary basis of internal accounting less additions to property, plant and equipment for the Award Period.

     (t) "Customer Performance Requirements" shall mean other timely business activities which are necessary to provide the products and services that are expected or required by the customer.

     3.   Participation for Less Than a Full Award Period.
Award opportunity will be pro-rated with respect to any Participant who has been such for less than a full Award Period, subject to the following:

          (a) If, during any Award Period, any employee not designated as a Participant at the beginning of such Award Period is either promoted, reassigned or employed (Entry) on or before September 30 of such Award Period, in a position which the Committee, in its sole discretion, deems appropriate to include the employee as a Participant under the Plan, such person shall be deemed a Participant commencing:

               (i) If the Entry becomes effective on or before the l5th of any month as of the first day of that month; or

              (ii) If the Entry becomes effective on or after the l6th of any month, as of the first day of the next following month.

          (b) If, during any Award Period, a Participant becomes ineligible by virtue of reassignment to a position which is not deemed by the Committee, in its sole discretion, appropriate to include the employee as a Participant under the Plan (Exit) on or before September 30 of such Award Period, such person shall cease to be a Participant commencing:

               (i) If the Exit becomes effective on or before the l5th of any month as of the first day of that month; or

              (ii) If the Exit becomes effective on or after the l6th of any month, as of the first day of the next following month.

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          (c)  Any Entry or Exit occurring after September 30 of any Award
Period shall be ignored.

          (d) Any pro-ration shall be made on the basis of the ratio of the number of months during the Award Period in which the employee was included as a Participant under the Plan to the total number of months in the Award Period.

     4.   Fixing Performance Goals and Extent of Participation

          (a) Awards under the Plan for each Award Period shall be based upon performance factors for the Company or for a Division which shall be selected by the Committee from among the following factors:

               (1)  For Corporate Participants:

                    (i)   Consolidated Operating Profit

                    (ii)  Corporate Cash Flow

                    (iii) Specific individual objectives that are
                          necessary to accomplish either or both
                          of the following:

                          achieve (a) the plan year Income
                          Statement, and/or (b) the Balance Sheet
                          results, as approved by the Board of
                          Directors

               (2)  For Division Participants:

                    (i)   Division or Business Unit Operating
                          Profit

                    (ii)  Division or Business Unit sales and/or
                          orders

                    (iii) Specific individual objectives that
                          directly relate to the Income
                          Statement, Balance Sheet or Cash Flow
                          Statement of the Division or Business
                          Unit

                    (iv)  Specific individual objectives as
                          assigned to meet Division or Business
                          Unit Customer Performance Requirements

          (b) At the beginning of each Award Period the Committee shall make the following determinations for the Award Period:

               (1) Select from among the factors listed in Section 4(a)(1)(i to iii) above for Corporate Participants, and from among the factors listed in Section 4(a)(2)(i to iv) above (for each Division) for Division Participants, objectives which would yield maximum awards;

               (2) Construct a schedule of partial award percentages for each of the factors selected;

               (3) Set the percentage of each Participant's Annual Base Salary which would be used to determine such Participant's individual maximum award.

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     5.   Available Fund.  The total fund available for distribution for an
Award Period shall be determined by the Committee.

     6. Formula Calculation of Awards. Subject to adjustment under Section 7, as of the end of the Award Period, the actual award for a Participant shall be calculated by multiplying the Participant's Annual Base Salary by the percentage of each factor (or portion thereof, if applicable) achieved in the schedule prepared for such Participant, as determined by such Participant's objective rating report. The resulting amounts shall then be added to obtain the actual award payable to the Participant. The award for each factor may be limited to a maximum of fifty percent (50%) if the Corporate, Divisional or Business Unit Operating Profit fails to meet the minimum level of Operating Profit designated by the Committee.

     7.   Discretionary Awards.  The amount of awards calculated pursuant to
Section 6 above may be adjusted upward by the Chairman of the Company to reflect any inequities in the evaluation of achievement of management objectives or to reflect any other inequities that arise from the application of the formula calculations. Such adjustment may be made with respect to the calculation of awards for one or more Participants as the Chairman determines. The total of such discretionary adjustments shall not exceed 20% of the total fund established under Section 5.

     In addition to the foregoing discretionary awards, a maximum of l0% of the total fund established under Section 5 will be available for distribution to employees who are not otherwise Participants in this Plan. Such discretionary awards will be determined by the Chairman of the Company, acting upon the advice of senior management.

     8. Normal Payment of Awards. Subject to Section 9, payment of awards earned during any Award Period shall be made in a single cash payment as soon after the end of the Award Period as is administratively practicable.

     9.   Effect of Termination of Employment.

          (a) Any Participant whose active employment terminates before the end of an Award Period for any reason other than death, Retirement, Disability or transfer to a position not deemed by the Committee appropriate to include the employee as a Participant under the Plan, shall forfeit all right to any Award for that Award Period; provided, however, that notwithstanding the foregoing, the Committee may authorize the payment to such Participant of such portion of the award as it deems appropriate based upon such Participant's performance and the Company (or Division) performance during that portion of the Award Period for which such Participant was actively employed and eligible.

          (b) If a Participant's active employment terminates during an Award Period as a result of death, Retirement or Disability the provisions of
Section 3(b) shall be applied, with the phrase "Exit" being read to mean death, Retirement or Disability, as the case may be.

          (c) Any unpaid amounts due a deceased Participant hereunder shall be paid to the Participant's designated beneficiary, or in the absence of any designation, to Participant's estate.

     10. Maximum Awards. Maximum Awards shall not exceed the awards as calculated in accordance with Section 4.

     11.  Administration

          (a) Designation of Committee. This Plan shall be administered by the Committee.

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          (b)  Duties of Committee.  The Committee shall be responsible for interpretation of Plan provisions and approval of benefit payments to the extent such responsibility has not been allocated under the Plan to another entity, and subject to and in accordance with the provisions hereof shall determine all questions arising under the Plan. The Committee may also make such rules and regulations and prescribe such forms and procedures for the conduct of its meetings and administrative duties as it deems appropriate. The Committee shall endeavor to act by general rules so as not to discriminate in favor of any person.

          (c) Agents. The Committee shall appoint an individual to be the Committee's agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

          (d) Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan, except to the extent that a court of competent jurisdiction shall decide to the contrary.

          (e) Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

     12.  Nonassignment or Segregation.

          (a) Awards earned but unpaid hereunder shall not be subject to assignment, transfer, pledge, encumbrance, or alienation. The Company shall not segregate or physically set aside any funds or assets as a result of this Plan except insofar as payments are actually made in accordance with Section 8.

          (b) In the event that benefits payable under this Plan are secured pursuant to the terms of a trust, then, if after a Change of Control (as such term may be defined in the trust instrument) the trust is terminated, the benefits so secured shall become immediately payable under this Plan, anything to the contrary contained herein notwithstanding.

     13. Duration and Amendment. This Plan as amended and restated shall become effective January l, l979 and shall remain in effect until terminated by the Board of Directors.

          The Board of Directors shall have the power to amend this Plan at any time; provided, however, that no amendment or termination of the Plan shall affect any amounts earned during an Award Period which has ended.

     14. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge him or her at any time.


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